Exhibit 3(i)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/26/1998
981335846 - 2938007

                          CERTIFICATE OF INCORPORATION
                                       OF
                           HORNBY INTERNATIONAL, INC.

     FIRST: name of this corporation shall be:

                           HORNBY INTERNATIONAL, INC.

     SECOND: Its registered office in the State of Delaware is to be located at 1013 Center Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

     THIRD: The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

     Eighty Million (80,000,000) shares with a par value of One Tenth of One Mil ($.0001) per share, amounting to Eight Thousand Dollars ($8,000) which are Common Stock, and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil ($.0001) amounting to Two Thousand Dollars ($2,000) which are Preferred Stock.

     FIFTH: The name and mailing address of the incorporator is as follows:

                       Stacie Keffer
                       The Company Corporation
                       1013 Centre Road
                       Wilmington, DE 19805

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate or incorporation this twenty-sixth day of August, A.D. 1998.

                                    /s/ Stacie Keffer
                                    ------------------------
                                    Stacie Keffer
                                    Incorporator